RESTATED CERTIFICATE OF INCORPORATION

OF

GEEKNET, INC.

Geeknet, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.           The Corporation originally was incorporated under the name “VA Linux Systems, Inc.” and filed its initial Certificate of Incorporation with the Secretary of State of the State of Delaware on September 21, 1999.

B.           This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

C.           This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s original Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

D.           The text of the Certificate of Incorporation, as amended, is restated in its entirety to read as follows:

FIRST:  The name of this Corporation is Geeknet, Inc.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE  19808.  The name of its registered agent at such address is The Corporation Service Company.

THIRD:  The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of Common Stock that this Corporation is authorized to issue is 25,000,000 with a par value of $0.001 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is 1,000,000 with a par value of $0.001 per share.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH:  Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH:  A.  The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.

B.           Each director shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and each director shall remain in office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.  If the number of directors is increased at or following the 2011 annual meeting of stockholders, any additional director elected to fill a newly created dictatorship shall hold office for a term expiring at the next annual meeting of stockholders.  In no case shall a decrease in the number of directors remove or shorten the term of an incumbent director.

C.           Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.           Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors than in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

E.           The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation's Bylaws by the stockholders of the Corporation:  2.2 (Annual Meeting) and 2.3 (Special Meeting).

F.           No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

G.           Any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.

EIGHTH:  A.  To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

B.           The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

C.           Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article EIGHTH,  shall eliminate or reduce the effect of this Article EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

NINTH:  Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any rights of designation of Preferred Stock conferred on the Board of Directors pursuant to Article FOURTH, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article SEVENTH or this Article NINTH.

TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article NINTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

ELEVENTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

TWELFTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH:  Advance written notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

FOURTEENTH:  Stockholders shall not be entitled to cumulative voting rights for the election of directors.

IN WITNESS WHEREOF, Geeknet, Inc. has caused this Restated Certificate of Incorporation to be signed by Kenneth G. Langone, its Executive Chairman and Chief Executive Officer, and attested by Carol DiBattiste, its Secretary, this 11th day of August, 2011.

Geeknet, Inc.

/s/ Kenneth G. Langone
Kenneth G. Langone, Executive Chairman and Chief Executive Officer

Attested:

/s/ Carol DiBattiste
Carol DiBattiste, Secretary